Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg,
Tysons Corner, Virginia		Chairman & Chief Executive Officer
July 6, 2006		703-584-3400

CARDINAL ANNOUNCES JOHN W. FISHER’S RETIREMENT

Cardinal Financial Corporation (NASDAQ: CFNL) announced today that John W. Fisher, the chief executive officer of Wilson/Bennett Capital Management, Inc., a registered investment adviser and a wholly-owned subsidiary of Cardinal, is retiring to pursue other interests and spend more time with his family.

Cardinal and Mr. Fisher have entered into an amendment to his employment contract. Mr. Fisher will continue to devote his full time efforts on working with Cardinal and Wilson/Bennett through September 30, 2006 to further assist the team of other Cardinal investment managers. After September 30, 2006 and through April 30, 2007, Mr. Fisher will assist Cardinal in a consulting and business development role. In connection with his retirement, Mr. Fisher has resigned from Cardinal’s Board of Directors, effective September 30, 2006.

Cardinal is pursuing and evaluating several options for preserving and expanding the business of Wilson/Bennett. These options include affiliations with other investment advisory firms, augmenting the product lines and hiring additional investment professionals.  While Cardinal cannot predict the effect that Mr. Fisher’s retirement may have on Wilson/Bennett’s business, Mr. Fisher and Cardinal are working together for a positive outcome.

About Cardinal Financial Corporation:  Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $1.48 billion as of March 31, 2006, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 23 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with eight offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division with $6 billion in assets; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.